                                                                   EXHIBIT 10.37


June 12, 2000




Mr. David J. McNiel
2720 Barbara Lane
Houston, TX  77005

Dear Dave:

On behalf of the Board of Directors of Probex Corporation, I am pleased to extend to you an offer to become Senior Vice President of Operations of Probex Corporation ("the Company".)

The general terms of our offer and other matters related to your employment by Probex are as follows:

         1.       BASE SALARY

                  $115,000.00 annually (Subject to annual review and adjustment by the Compensation Committee of the Board of Directors but no adjustment shall reduce the base salary to less than $115,000 annually).

         2.       EXECUTIVE BONUS PROGRAM

                  Participation in the Executive Bonus Program with a target bonus of 45% of Base Salary.

                  In order to implement this provision, it is understood that an Executive Bonus Program will be designed to motivate and facilitate retention of key executives. Such a program must be developed and approved by the Compensation Committee of the Board of Directors. It is contemplated that this Executive Bonus Program will provide for cash incentive payments upon accomplishment of corporate objectives and other milestones as may be established from time to time for key executives.

         3.       MOVING AND RELOCATION EXPENSE REIMBURSEMENT

                  If you wish to relocate your personal residence to the greater Dallas, Texas area, the Company will reimburse you for direct, out-of-pocket expenses incurred in conjunction with moving of your personal effects, including customary gross-up of such payments in accordance with IRS Regulations.

David J. McNiel
June 12, 2000
Page 2

                  Also, the Company will reimburse you for direct, out-of-pocket temporary living expenses in accordance with Company policies up to a maximum of $2,000.00 per month until your physical relocation is complete, up to a period of four months, including customary gross-up of such reimbursements in accordance with IRS Regulations.

            4.    GRANT OF STOCK OPTION

                  Upon your acceptance of this offer, the company will grant to you an option to purchase 400,000 shares of the Common Stock of the Company at an exercise price that is the closing price of the common stock on the American Stock Exchange on the date you accept this offer, subject to the shareholders approving the amendment to increase the shares available under the Company's Omnibus Stock Option Plan. The option will become effective upon your date of hire. Vesting of the option will be as follows: 100,000 shares will vest upon the first anniversary of your date of hire; 100,000 shares will vest upon the second anniversary of your date of hire; 100,000 shares will vest upon the third anniversary of your date of hire; and 100,000 shares will vest upon the fourth anniversary of your date of hire.

                  As a key executive, you are eligible to participate in the Company's stock option grant program. The Compensation Committee of the Board of Directors periodically makes option grants to key executives under the Company's Omnibus Stock Option Plan, subject to shareholder approval designating shares to the Plan. If grants are made under the Plan to other key executives as part of the Company's annual grant program, you will receive grants also in amounts and on terms commensurate with your position.

            5.    SEVERANCE AND TERMINATION

                  Attachment A shall govern Severance and Termination, Taxes, and other related miscellaneous provisions.

            6.    INDEMNIFICATION

                  You shall be indemnified by the Company to the maximum extent provided by law as provided in the Company's current Bylaws as amended on March 21, 1994, as set out in Attachment B.

David J. McNiel
June 12, 2000
Page 3

         7.       OTHER BENEFITS

                  You will be eligible to participate in all of the Company's current benefit programs for key executives, as well as any future benefit programs that may from time to time be established by the Board of Directors.

Dave, we are very excited about the prospect of your joining Probex Corporation. We believe that, with your leadership, our shareholders, employees and other partners will achieve the successful implementation of our Business Plan and receive increased value for their interests in the Company.

Please acknowledge your acceptance of this offer by signing below, and return the signed copy to me. It is understood that no public release of this offer or your acceptance will be made until such time as the letter has been executed and returned. Please note that this offer will expire if not accepted by July 1, 2000.

Sincerely,


/s/ Charles M. Rampacek

Charles M. Rampacek

Accepted on June 29, 2000 by

  /s/ David J. McNiel
--------------------------------------------
David J. McNiel

                        ATTACHMENT A TO LETTER AGREEMENT
                               DATED JUNE 12, 2000

                                 1. TERMINATION

      1.1 Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean that, prior to any termination the Executive shall have committed: (i) an act of fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Company; (ii) a demonstrably intentional and deliberate act or failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith by the Executive, which causes or can be expected to cause material financial injury to the Company; or (iii)(a) an intentional and material breach of this Agreement or (b) a material breach of this Agreement resulting from the gross negligence of Executive that, in either event, causes material harm to the Company and is not cured by the Executive within 30 days after written notice from the Board of Directors specifying the breach and requesting a cure. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

      1.2 Death. In the event the Executive dies during his employment under this Agreement shall automatically terminate, such termination to be effective on the date of the Executive's death.

      1.3 Disability. In the event that the Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement.

      1.4 Termination by the Executive for Good Reason. The Executive's employment may be terminated by the Executive for Good Reason, by giving to the Company 30 days advance written notice specifying the event or circumstance which the Executive alleges constitutes Good Reason. Such notice of resignation will take effect, if not revoked by the Executive, at the conclusion of such thirty-day period. For purposes of this Agreement, the following circumstances shall constitute "GOOD REASON" if not cured prior to the expiration of such thirty-day period:

            (i) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with his authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company or its successor which results in a material diminution or material adverse change in such position, authority, duties or responsibilities;

            (ii) any material breach by the Company or its successor of the provisions of this Agreement; or

            (iii) a relocation of the Executive's principal base of operation to any location which requires Executive to increase his daily inbound commute by more than 45 miles.

1.5      Effect of Termination.

          (a) In the event of termination of the Executive's employment for any reason or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary, bonus or other compensation earned but not paid to the Executive prior to the effective date of such termination and, other than the circumstances of termination by the Company for Cause or by the Executive voluntarily without Good Reason, the pro rata amount of the annual cash bonus payable under the plan based on the target bonus under the Executive Bonus Program for the year during which such termination occurs, based on the number of days worked during such year.

          (b) In the event of termination of the Executive's employment (other than a termination following a Change of Control as hereafter defined and provided for) (i) by reason of Executive's death or disability, (ii) by the Company other than for Cause or (iii) by the Executive for Good Reason, the Company shall pay to the Executive, in addition to the amounts described in
Section 1.5(a) hereof, a lump sum equal to the sum of Executive's then current base salary and target bonus for the year in which the termination occurs and, further, all options to purchase securities of the Company shall accelerate and become vested and all securities owned by Executive and subject to vesting shall become vested and immediately transferable.

1.6      Termination Following a Change of Control.

          (a) Definitions. As used herein, the following terms shall have the following meanings:

            (i) Change in Control. "Change in Control" shall mean

                  1) any transaction, or series of transactions, including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

                  2) when, during any period of 24 consecutive months the
            individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

                  3) when the stockholders of the Company approve a plan of
            complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets other than a sale of the Company's healthcare assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 50% of the combined voting power of the surviving entity.

            (ii) "Termination Date" shall mean the date on which Executive's employment with the Company is terminated.

      (b) Termination by Company. Following a Change in Control, the Executive's employment may be terminated by Company ("Company Termination Event") and the Executive shall not be entitled to the severance benefits provided under Section 1.7, provided that Executive's termination occurs as a result of one or more of the following events:

                  (i) The Executive's death;

                  (ii) The Executive's disability, provided Executive actually begins to receive disability benefits pursuant to the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control.

      (c) Executive Termination Event. If at any time during the one year period commencing on the date of a Change in Control, the Company or Executive terminates his employment following the occurrence of one or more of the following events ("Executive Termination Event"), Executive shall be entitled to the severance benefits provided in Section 1.7 below:

                  (i) Any termination by the Company of Executive's employment during such one year period for any reason, other than for Cause, as a result of Executive's death, or by reason of the Executive's disability and the actual receipt of disability benefits; or

                  (ii) Termination by the Executive of his employment with the
            Company at any time within one year after the Change in Control upon the occurrence of any of the following events:

                        1) The Company's failure to elect, re-elect or otherwise
                  maintain the Executive in the office or position in the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive was a Director of the Company immediately prior to the Change in Control;

                        2) A significant, adverse change (increase or decrease)
                  in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, or a reduction in the aggregate of the Executive's base pay or annual incentive bonus opportunity in which the Executive participated immediately prior to the Change in Control, or the termination of the Executive's rights to any employee benefits to which he was entitled immediately prior to the Change in Control, or a reduction in scope or value of such benefits, without prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of a written notice from the Executive of such change, reduction, or termination, as the case may be;

                        3) The Company or its successor becomes a subsidiary of
                  another company and the Executive is not a Senior Executive Officer of the ultimate parent company;

                        4) The Company shall relocate its principal executive
                  offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 45 miles from the location thereof immediately prior to the Change in Control; or

                        5) Without limiting the generality or effect of the
                  foregoing, any material breach of this Agreement by the Company or any successor thereto.

      (d) If Executive is terminated by the Company without Cause or if Executive terminates his employment for Good Reason within the twelve months before the Company begins negotiations which result in a Change of Control, such termination shall also be an Executive Termination Event and Executive shall be entitled to the greater of

      a) the severance benefits he received on the earlier termination, or b) the severance benefits provided in Section 1.7 below.

      1.7 Severance Benefits. In the event Executive's employment is terminated within one year of the date of a Change in Control as a result of an Executive Termination Event, Executive shall be entitled to the benefits set forth below. All amounts payable under this Section 1.7(a)(b) and (c) shall be paid to Executive in one lump sum within 45 days after his termination of employment.

            (a) The Company shall pay to Executive an amount equal to two times his then existing base salary and two times his targeted cash bonus for the year in which termination occurs.

            (b) The Company shall pay Executive his full base salary through Executive's Termination Date. The Company shall also pay Executive an amount equal to the pro rata amount of the maximum target bonus award available to the Executive under the bonus plan during the year of termination, based on the number of days of the year elapsed prior to the Termination Date.

            (c) All unvested equity, including all options and restricted stock held by Executive, shall immediately become fully vested and exercisable.

      1.8 Other Rights. A termination of the Executive's employment by the Company pursuant to this Agreement or by the Executive shall not affect adversely any rights which the Executive may have pursuant to any agreement, employment contract, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms of such employee benefit plan.

                  2. TAXES AND MISCELLANEOUS OTHER PROVISIONS

      2.1 Tax Considerations. Notwithstanding anything herein to the contrary, in the event any payments to Executive hereunder are determined by the Company to be subject to the tax imposed by Section 4999 of the Code or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive at the time of such determination or the time such interest or penalties are incurred, an additional amount (the "Gross-Up Payment") such that after the payment by Executive of all federal, state, or local income taxes, Excise Taxes, FICA tax, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payments provided herein.

            (a) For purposes of determining whether any payments to Executive hereunder will be subject to the Excise Tax and the amount of such Excise
      Tax:

                  (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control or the termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
            Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Jenkins & Gilchrist, P.C. or other tax counsel selected by Company and reasonably acceptable to Executive, other payments or benefits (in whole or in part) do not constitute parachute payments under Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
            Section 280G(b)(4) of the Code;

                  (ii) the amount of the severance payments which shall be
            treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (a)(i), above); and

                  (iii) the parachute value of any noncash benefits or any
            deferred payment or benefit shall be determined by Company in accordance with the principals of Section 280G(d)(3) and (4) of the Code.

            (b) If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, Company shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                  (iv) permit the Company to participate in any proceedings
            relating to such claim:

      provided, however that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      If any such claim referred to in this Section is made by the Internal Revenue Service and the Company does not request the Executive to contest the claim within the 30 calendar day period following notice of the claim, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid pursuant to Section 2.1(a), immediately upon the expiration of such 30 calendar day period. If any such claim is made by the Internal Revenue Service and the Company requests the Executive to contest such claim, but does not advance the amount of such claim to the Executive for purposes of such contest, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid under the provisions of Section 2.1(a), within 5 business days of a Final Determination of the liability of the Executive for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals pursuant to this section have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

         If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, a determination is made by the Internal Revenue Service that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      2.2 No Mitigation Obligation. Executive's benefits hereunder shall be payable to him as severance pay in consideration of his services under this Agreement. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following his termination. Accordingly, the parties hereto expressly agree that the payment of the severance benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

      2.3 Enforcement Costs. Company is aware that, upon the occurrence of a Change of Control, the Board of Directors or a shareholder of the Company, or the Company's successor in interest, may then cause or attempt to cause Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control Executive should conclude in good faith that Company has failed to comply with any of its obligations under this Agreement or in the event that Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits intended to be provided to Executive hereunder, Company irrevocably authorizes Executive form time to time to retain legal counsel of his choice at the expense of Company to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company. The reasonable fees and expenses of counsel selected from time to time by Executive as provided herein shall be paid or reimbursed to Executive by Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by his counsel in accordance with its customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him as of the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest of 10%.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  ATTACHMENT B

                 UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING OF
                     THE BOARD OF DIRECTORS OF PROBEX CORP.

                                 March 21, 1994

         The undersigned, being all of the members of the Board of Directors of Probex Corp., a Colorado corporation (the "Company"), who would be entitled to vote upon the matters herein set forth as if the same has been submitted at a formal meeting of the Board of Directors of the Company duly called and held for the purpose of acting upon such matters do hereby consent that, when this Unanimous Consent is signed, pursuant to the provisions of Section 7-4-122 of the Colorado Revised Statutes of 1973, the resolutions set forth below shall then be deemed to have been adopted to the same extent and to have the same force and effect as if adopted at a formal meeting of the Board of Directors duly called and held for such purpose of acting upon the proposal to adopt such resolutions.

            1.    Resignations of Directors

                  WHEREAS, Mark R. Moldenhauer, David J. Louy and Fritz C.
            Voelker have each tendered their resignations from the Board of Directors;

                  NOW, THEREFORE, BE IT RESOLVED, that the resignations of Mark
            R. Moldenhauer, David J. Louy and Fritz C. Voelker are hereby accepted.

            2.    Reduction of the Board of Directors

                  WHEREAS, the resignations of Mark R. Moldenhauer, David J.
            Louy and Fritz C. Voelker have created three vacancies on the Board of Directors, and

                  WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to reduce the number of directors on the Board of Directors from six (6) to three (3) directors;

                  NOW, THEREFORE, BE IT RESOLVED, that the number of directors on the Board of Directors is hereby reduced from six (6) to three
            (3) directors

            3.    Resignations of Officers

                  WHEREAS, Fritz C. Voelker has tendered his resignation as
            President and Chief Financial Officer of the Company; and

                  WHEREAS, Mark Moldenhauer has tendered his resignation as
            Secretary and Treasurer of the Company;

                  NOW THEREFORE, BE IT RESOLVED, that the resignations of Fritz
            C. Voelker and Mark Moldenhauer are hereby accepted.

            4.    Creation of Office Positions

                  WHEREAS, it is proposed that the Company amend Section 5.2 of
            Article V of its ByLaws to provide for the creation of a Chairman of the Board as an office of the Company;

                  NOW, THEREFORE, BE IT RESOLVED, Section 5.2(a) is hereby
            amended to read in its entirety as set forth on Exhibit A and add a
            Section 5.2(g) as set forth on Exhibit A attached hereto.

            5.    Election of Officers

                  WHEREAS, all of the officers of the Company have resigned;

                  NOW, THEREFORE, BE IT RESOLVED, that the following individuals be, and they hereby are, elected to the offices set forth opposite their names, to serve as such until their respective successors are elected and qualify:


                  Lawrence R. Stowe                                  Chairman of the Board and
                                                                     Executive Vice President

                  Thomas G. Murray                                   President

                  Alex D. Daspit                                     Secretary and Treasurer

                  Richard C. Bearden                                 Executive Vice President
         ; and


                  FURTHER RESOLVED, that the President of the Company shall be the Chief Executive Officer of the Company any may designate himself as such;

                  FURTHER RESOLVED, that the Treasurer of the Company shall be the Chief Financial Officer of the Company and may designate himself as such.

            6.    Establishment of Depository Relationships

                  WHEREAS, it has been proposed that the Company establish
            certain accounts at NationsBank of Texas, N.A. NationsSecurities, and Fidelity Investments (collectively, "Financial Institutions");

                  NOW, THEREFORE, BE IT RESOLVED, that the President and
            Treasurer of the Company, or either one of them acting alone, be, and each of them hereby is, authorized, empowered and directed to establish one or more accounts on behalf of the Company at one or more of the Financial Institutions as such officer shall determine;

                  FURTHER RESOLVED, that the resolutions attached hereto as
            Exhibit B, Exhibit C and Exhibit D are hereby adopted and approved by the Board of Directors; and

                  FURTHER RESOLVED, that the Secretary of the Company be, and the same hereby is, authorized to certify to the adoption by the Company of the resolutions set forth on Exhibit B, Exhibit C and Exhibit D in such form as may be required by the Financial Institutions.

            7.    Indemnification and Expenses; Liability of Officers and
                  Directors

                  WHEREAS, the Articles of Incorporation of the Company provide that the Company may indemnify any director, officer, employee, fiduciary, or agent of the Company to the fullest extent permitted by the Colorado Corporation Code;

                  WHEREAS, it is proposed that the Company amend its Bylaws to provide the Company shall indemnify any director, officer, employee, fiduciary, or agent of the Company to the fullest extent permitted by the Colorado Corporation Code; and

                  WHEREAS, it is proposed that the Company further amend its
            Bylaws to provide that the Company shall pay or reimburse reasonable expenses incurred by any director, officer, employee, fiduciary, or agent of the Company in advance of any proceeding in which such person is named as a defendant or respondent in his or her capacity as a director, officer, employee, fiduciary, or agent of the Company to the fullest extent permitted by the Colorado Corporation Code or other applicable law;

                  NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of the Company are hereby amended to reflect the addition of an Article XIV as set forth on Exhibit E attached hereto;

                  FURTHER RESOLVED, that the Secretary of the Company be, and the same hereby is, directed to cause Exhibit E to be attached to the Bylaws and insert the same in the Minute Book of the Company.

            8.    General

                  FURTHER RESOLVED, that any and all acts and things done and any consents, certificates, agreements, undertakings, commitments and other documents entered into, executed, delivered and performed by the appropriate officers of the Company as they deemed necessary or appropriate to carry out the intent or purposes of the foregoing resolutions are hereby ratified and adopted by the Company; and

                  FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them (any one of them acting alone) hereby is, authorized and empowered for, in the name and on behalf of the Company to take such other actions and to enter into, execute, deliver and perform any and all consents, certificates, agreements, undertakings, commitments and other documents as they deem necessary or appropriate to carry out the intent of the foregoing resolutions.

            DATED this 21st day of March, 1994.

                                  /s/ Thomas G. Murray
                                ------------------------------------------------
                                Thomas G. Murray

                                  /s/ Richard C. Bearden
                                ------------------------------------------------
                                Richard C. Bearden

                                  /s/ Lawrence R. Stowe
                                ------------------------------------------------
                                Lawrence R. Stowe

                              FACSIMILE RESOLUTIONS
                                  (Corporation)

I CERTIFY THAT I am the keeper of the records and minutes of meetings of the Board of Directors of Company, a corporation chartered under the laws of the State of _________________, whose correct corporate name, correct federal tax identification number, and address are stated on the reverse side hereof, and that on ________________, 19____, a meeting of the Board of Directors of Company was held in accordance with law and the by-laws of Company, that a quorum of directors was present, and the following Resolutions were duly and legally adopted and have not been revoked, altered or amended:

"RESOLVED, that Bank as the designated depository of the Company is authorized to honor checks, drafts, or other orders for the payment of money drawn in Company's name, including those drawn to the individual order of any person or persons whose name or names appear thereon as signer or signers thereof when bearing or purporting to bear the facsimile signature(s) of any _______________________ of the following:

         Number of signatures

                              Facsimile Signatures

                        ________________________________

                        ________________________________

                        ________________________________

and Bank shall be entitled to honor and charge Company for all such checks, drafts or other orders regardless of by whom or by what means the facsimile signature or signatures thereon may have been affixed thereto if such facsimile signature or signatures resemble the facsimile specimen duly certified to, and filed with Bank by the Secretary or other officer of Company."

"RESOLVED, that with respect to the genuineness of all such facsimile signatures, Company assumes all risks involved in the use of this mechanical form of signature and assumes all responsibility therefore, and Company agrees to indemnify and hold harmless Bank against any and all claims, demands, losses, costs, damages, liability, or expenses incurred by Bank resulting from any and all payments made or any other actions taken by Bank in reliance on the facsimile signature of any such person or persons."

"RESOLVED, that this Resolution shall be cumulative of, but shall not supersede any and all Resolutions now in effect with respect to the authorized manual signatures on behalf of Company. Company has previously executed Corporate Resolutions with Bank to establish its deposit account(s)."

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of Company, this ____ day of _____________, 19_____.


                                                              __________________
                                                              Secretary

                                    EXHIBIT C

                              ENABLING RESOLUTIONS

FIRST, Resolved that the Corporation is authorized and empowered to open a Securities Account with NationsSecurities ("you") as described in the NationsSecurities Client Agreement.

SECOND, Resolved that the Securities Account shall be a Cash Account or a Margin Account for the purpose of purchasing, selling (including short sales), transferring, exchanging, pledging and generally dealing in any and all forms of securities and financial instruments of every kind or nature whatsoever. All orders and instruments, written or oral, relating to the Securities Account shall be given you by one of the individuals designated under the heading "Authorized Individuals," and each of them individually is hereby authorized and directed to purchase and/or sell and/or deal in any and all securities and financial instruments for the Corporation, including the power to deliver, accept delivery of, pledge, endorse, and direct the transfer of record title of any assets beneficially owned by the Corporation, without obligation on your part to inquire into the reasons for said orders or instructions.

THIRD: Resolved that you may deal with any of the Authorized Individuals as though you were dealing with the Corporation directly.

FOURTH: Resolved that each of the Authorized Individuals is authorized and directed to execute and deliver to you on behalf of the Corporation any and all agreements, documents, contracts, and other writings that you may require.

FIFTH: Resolved that the Secretary or other duly designated officer of the Corporation is hereby authorized, empowered and directed to certify, under the Seal of the Corporation, or otherwise to you:

      (a) a true copy of these Resolutions;

      (b) specimen signatures of each and every individual empowered by these Resolutions;

      (c) a certificate (which, if you require, shall be supported by an opinion of the general counsel of the Corporation, or other counsel satisfactory to you) that the Corporation is duly organized and existing, that is charter empowers to transaction the business contemplated in these Resolutions, and that no limitation has been imposed upon such powers of constitution, statue, regulations, charter, by-law, or otherwise.

SIXTH: Resolved that you may rely upon any certification given in accordance with these Resolutions as continuing fully effective unless and until you shall receive due written notice of an amendment, modification or rescission of such Resolution or certificates. Further resolved that you shall not be liable for any action taken or not taken upon instruction of any Authorized Individual prior to your actual receipt of written notice of the termination or impairment of such person's authority. The failure to supply any specimen signature or other documentation shall not invalidate any transaction which is in accordance with authority actually granted.

SEVENTH: Resolved that in the even of any change in the office or powers of persons hereby empowered, the Secretary (or other duly designated officer) shall certify such changes to you, in writing, which certification, when you receive it, shall terminate the powers of the persons previously authorized and empower the persons thereby substituted.

                                    EXHIBIT D

         RESOLVED, that Thomas G. Murray, President; Lawrence R. Stowe, Chairman of the Board; Richard C. Bearden, Executive Vice President; and Alex D. Baspit, Treasurer; are authorized individuals ("Authorized Individuals") of the Company to bind the Company with respect to buying, selling, and exchanging shares of Fidelity Investments mutual funds ("Funds") underwritten by Fidelity Distributors Corporation and held in the Company's account(s) by Fidelity Service Company (the "Transfer Agent");

         FURTHER RESOLVED, that each Authorized Individual is further authorized to execute and deliver any documents Fidelity Investments may require to open and maintain account(s) on behalf of the Company; and

         FURTHER RESOLVED, that Alex D. Baspit, Secretary of the Company, is hereby authorized to certify, from time to time, the names and titles of the Authorized Individuals and to notify Fidelity Investments when changes occur.

                                    EXHIBIT E

                                   ARTICLE XIV

         Indemnification and Expenses: Liabilities of Directors and Officers. The corporation shall (i) indemnify any person who is or was a director, officer, employee, or agent of the corporation, or while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification as a director under the Colorado Corporation Code as now written or as hereafter amended, and (ii) shall pay or reimburse reasonable expenses (including court costs and attorneys' fees) incurred by any such person who was, is, or is threatened to be named defendant or respondent in a proceeding (including any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, authoritative, or investigative, any appeal in any such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding), in advance of the final disposition of the proceeding, to the fullest extent that a corporation may or is required to advance such expenses to such a person under the Colorado Corporation Code as now written or as hereafter amended. The corporation may indemnify and advance expenses to any person to such further extent as permitted by law.

         The corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named hereinabove as allowed under the Colorado Corporation Code, as now written or as hereafter amended.